Exhibit 99.1

NEWS RELEASE

NOBLE ENERGY REDUCES 2020 EXPENDITURE GUIDANCE BY $550 MILLION, FOCUSES ON PROTECTING RETURNS, CASH FLOW, AND BALANCE SHEET

HOUSTON (March 12, 2020) -- Noble Energy, Inc. (NASDAQ: NBL) (“Noble Energy” or the “Company”) today provided an operational update in response to the current global macroeconomic and commodity outlook.

David L. Stover, Noble Energy’s Chairman and CEO, commented, “In light of the recent commodity price downturn, we are sharply reducing capital expenditures. Deferring activity until commodity prices recover protects our investment returns, maintains free cash flow and strengthens the balance sheet. While this is a challenging environment, Noble Energy is well positioned to achieve attractive long-term returns for our shareholders. The impact of bringing a mega-project like Leviathan on production is evident today, as it provides greater certainty of cash flows, supports strong financial liquidity and improves our annual production decline profile.”

ACTIVITY PLANS
As compared to its earlier announced guidance, the Company is immediately acting to reduce its planned 2020 capital expenditures by approximately $500 million, or nearly 30%, to now range between $1.1 and $1.3 billion for the year. In addition, Noble Energy has also identified more than $50 million in reductions through operating and other cash costs. The Company is monitoring the macroeconomic and commodity environments and will continue to act prudently to address the evolving business conditions.

Approximately 80% of the capital reduction will occur in the U.S. onshore business where the Company has significant flexibility in drilling and completion activity, with the majority of contractual arrangements on a well to well basis. More than half of these reductions will occur in the Delaware Basin.

Internationally, the Company has identified approximately $100 million in capital reductions coming from major project execution, deferral of non-critical spend into future years and the exploration program. Noble Energy is continuing to move forward the Alen gas monetization project in Equatorial Guinea for first production in early 2021 and will complete pipeline expansion work in Israel.

Noble Energy will update detailed capital, cost and sales volume guidance for 2020 in association with its first quarter conference call.

LIQUIDITY AND HEDGES
The Company had $4.4 billion in financial liquidity at the end of February 2020. In addition, Noble Energy has no significant debt maturities before late 2024.

For 2020, approximately 60 percent of the Company’s revenue base is protected through hedging contracts (for oil, natural gas, and natural gas liquids) or long-term contractual pricing arrangements (Israel production).

Noble Energy (NASDAQ: NBL) is an independent oil and natural gas exploration and production company committed to meeting the world’s growing energy needs and delivering leading returns to shareholders. The Company operates a high-quality portfolio of assets onshore in the United States and offshore in the Eastern Mediterranean and off the west coast of Africa. Founded more than 85 years ago, Noble Energy is guided by its values, its commitment to safety, and respect for stakeholders, communities and the environment. For more information on how the Company fulfills its purpose: Energizing the World, Bettering People’s Lives®, visit https://www.nblenergy.com.

Investor Contacts
Brad Whitmarsh
(281) 943-1670
Brad.Whitmarsh@nblenergy.com

Kim Hendrix
(281) 943-2197
Kim.Hendrix@nblenergy.com
Media Contacts
Trudi Boyd
(281) 569-8009
media@nblenergy.com

This news release contains certain "forward-looking statements" within the meaning of federal securities laws. Words such as "anticipates", “plans”, “estimates”, "believes", "expects", "intends", "will", "should", "may", and similar expressions may be used to identify forward-looking statements. Forward-looking statements are not statements of historical fact and reflect Noble Energy's current views about future events. Such forward-looking statements may include, but are not limited to, future financial and operating results, and other statements that are not historical facts, including estimates of oil and natural gas reserves and resources, estimates of future production, assumptions regarding future oil and natural gas pricing, planned drilling activity, future results of operations, projected cash flow and liquidity, business strategy and other plans and objectives for future operations.  No assurances can be given that the forward-looking statements contained in this news release will occur as projected and actual results may differ materially from those projected. Forward-looking statements are based on current expectations, estimates and assumptions that involve a number of risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include, without limitation, volatility in commodity prices for crude oil and natural gas, the presence or recoverability of estimated reserves, the ability to replace reserves, environmental risks, drilling and operating risks, exploration and development risks, competition, government regulation or other actions, the ability of management to execute its plans to meet its goals and other risks inherent in Noble Energy's businesses that are discussed in Noble Energy's most recent annual reports on Form 10-K, quarterly report on Form 10-Q, and in other Noble Energy reports on file with the Securities and Exchange Commission. These reports are also available from the sources described above. Forward-looking statements are based on the estimates and opinions of management at the time the statements are made. Noble Energy does not assume any obligation to update any forward-looking statements should circumstances or management’s estimates or opinions change.

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